UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2013

SENSATA TECHNOLOGIES HOLDING N.V.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

The Netherlands	001-34652	98-0641254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

(Address of Principal Executive Offices, including Zip Code)

31-546-879-555

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 17, 2013 (the “Closing Date”), Sensata Technologies B.V. (the “Issuer”), an indirect, wholly-owned subsidiary of Sensata Technologies Holding N.V., completed the issuance and sale of $500.0 million in aggregate principal amount of the Issuer’s 4.875% Senior Notes due 2023 (the “Notes”). The net proceeds from the issuance and sale of the Notes together with cash on hand were used to (1) repay $700.0 million of existing term loans under the Issuer’s senior secured credit facilities, (2) pay all accrued interest on such indebtedness and (3) pay all fees and expenses in connection with the sale of the Notes and the repayment of such indebtedness.

The Notes were issued pursuant to an indenture, dated April 17, 2013 (the “Indenture”), among the Issuer, certain of the Issuer’s subsidiaries party thereto, as guarantors (the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”). The Notes were offered at an original issue price of 100.0%.

Interest and Maturity

The Notes bear interest at a rate of 4.875% and mature on October 15, 2023. Interest is payable on the Notes on April 15 and October 15 of each year, commencing October 15, 2013.

Guarantees

As of the Closing Date, the Issuer’s obligations under the Notes are guaranteed by all of the Issuer’s subsidiaries that guarantee the Issuer’s obligations under its senior secured credit facilities, other than the Issuer’s South Korean subsidiary (which is expected to be released from its guarantee under the senior secured credit facilities following the Closing Date). The Notes and the guarantees are the Issuer’s and the Guarantors’ senior unsecured obligations and rank equally in right of payment to all existing and future senior indebtedness of the Issuer or the Guarantors, including the Issuer’s 6.5% senior notes due 2019. The Notes and the guarantees are senior to all of the Issuer’s and the Guarantors’ future indebtedness that is expressly subordinated to the Notes and the guarantees. The Notes and the guarantees are effectively junior to the Issuer’s and the Guarantors’ secured indebtedness to the extent of the assets securing that indebtedness, including obligations under the Issuer’s senior secured credit facilities, and are structurally subordinated to all of the existing and future obligations of any of the Issuer’s subsidiaries that do not guarantee the Notes.

Covenants

The Indenture contains covenants that limit the ability of the Issuer and its subsidiaries to, among other things: incur liens; engage in sale and leaseback transactions; incur indebtedness; or consolidate, merge with, or convey, transfer or lease substantially all of their assets to, another person. These covenants are subject to important exceptions and qualifications set forth in the Indenture.

Certain of these covenants will be suspended if the Notes are assigned an investment grade rating by Standard & Poor’s or Moody’s Investors Service, Inc. and no default has occurred and is continuing. The suspended covenants will be reinstated if the Notes are no longer rated investment grade by either rating agency or an event of default has occurred and is continuing at such time.

Events of Default

The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately. All provisions regarding remedies in an event of default are subject to the Indenture.

Redemption

The Issuer may redeem the Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make-whole” premium set forth in the Indenture. If the Issuer experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Notes are not registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements.

A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Notes, the guarantees and the Indenture is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of April 17, 2013, among Sensata Technologies B.V., the Guarantors and The Bank of New York Mellon, as trustee.

4.2	Form of 4.875% Senior Note due 2023 (included as Exhibit A to Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING N.V.

/s/ Jeffrey Cote
Date: April 18, 2013	By:	Jeffrey Cote
	Title:	Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of April 17, 2013, among Sensata Technologies B.V., the Guarantors and The Bank of New York Mellon, as trustee.

4.2	Form of 4.875% Senior Note due 2023 (included as Exhibit A to Exhibit 4.1).